Exhibit 99.1
INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Record Second Quarter Revenues on Strength of Automotive/Mobile and Outdoor/Fitness Segments

Cayman Islands/July 30, 2008/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended June 28, 2008.

Second Quarter 2008 Financial highlights:

•	Total revenue of $912 million, up 23% from $742 million in second quarter 2007
•	Automotive/Mobile segment revenue increased 24% to $632 million in second quarter 2008
•	Outdoor/Fitness segment revenue increased 54% to $119 million in second quarter 2008
•	Aviation segment revenue increased 15% to $90 million in second quarter 2008
•	Marine segment revenue decreased 11% to $71 million in second quarter 2008
•	North America and Europe continued to experience growth:
•	North America revenue was $576 million compared to $455 million, up 27%
•	Europe revenue was $307 million compared to $257 million, up 19%
•	Asia revenue was $29 million compared to $31 million, down 6%
•	Gross margin remained solid at 45.8% compared to 48.2% in first quarter 2008 and 50.5% in second quarter 2007
•	Operating margin was up 20 basis points sequentially to 26.2% in first quarter 2008 and was down compared to 32.5% in second quarter of 2007
•
Diluted earnings per share increased 21% to $1.19 from $0.98 in second quarter 2007; excluding foreign exchange, EPS increased 18% to $1.18 from $1.00 in the same quarter in 2007. EPS includes $0.25 related to a gain of $66 million from the tender of our Tele Atlas N.V. shares.

Year-to-Date 2008 Financial highlights:

•	Total revenue of $1.58 billion, up 28% from $1.23 billion year-to-date 2007
•	Automotive/Mobile segment revenue increased 31% to $1.08 billion in year-to-date 2008
•	Outdoor/Fitness segment revenue increased 38% to $190 million in year-to-date 2008
•	Aviation segment revenue increased 17% to $175 million in year-to-date 2008
•	Marine segment revenue increased 4% to $127 million in year-to-date 2008
•	All geographic areas experienced growth:
•	North America revenue was $988 million compared to $777 million, up 27%
•	Europe revenue was $517 million compared to $405 million, up 28%
•	Asia revenue was $71 million compared to $53 million, up 34%
•
Diluted earnings per share increased 15% to $1.86 from $1.62 in year-to-date 2007; excluding foreign exchange, EPS increased 18% to $1.87 from $1.59 in year-to-date 2007. EPS includes $0.27 related to a gain of $72 million from the tender of our Tele Atlas N.V. shares.

Business highlights:

•	Strong sales in our automotive/mobile, aviation, and outdoor/fitness segments put them on track for double-digit revenue growth again in 2008.
•	3.9 million units sold in the second quarter of 2008, up 54% from the same quarter in 2007; year-to-date units sold increased 64% from the same period in 2007.
•
Independent market share research indicates that we have expanded our leadership position in the North American PND market with approximately 55% share, which is up sequentially from 43% in first quarter. We maintained a market share of approximately 20% in Europe. Garmin continues to lead in world-wide PND market share.

•	We have begun work to expand our principal North American aviation production facility in Olathe, Kansas with expected completion in Q4 2009.
•
Targeted advertising and promotional programs for the spring season drove solid second quarter sales. We also announced our title sponsorship of Team Garmin/Chipotle which competed in the Tour de France using the Edge® 705.

•
Completed the acquisition of our Belgian/Luxembourg and Finnish distributors in second quarter, and announced our intent to acquire our distributors in Austria and Portugal. These activities are part of our ongoing efforts to further improve our market share in Europe.

•	Repurchased 5.2 million shares of GRMN in the second quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Despite the challenging macro economic conditions, Garmin experienced another quarter of growth in 2008 and continues to demonstrate our solid leadership position in the industry. Our strength in the automotive/mobile segment in the face of a slowing economy demonstrated that our products continue to be well-positioned to take advantage of the ongoing demand for portable navigation devices. The latest nüvi® 2x5 products delivered during the second quarter provide yet more features for cost-conscious consumers including picture navigation and compatibility with MSN Direct’s real time content service. We also delivered the high-end nüvi® 800 series in the second quarter which offers industry-leading speech recognition in the personal navigation sector. Our nüvi® product offerings continue to support our strategy of extensive market segmentation, drawing in customers with compelling, competitive features, and useful content integrated into easy-to-use products at many attractive price points. We believe this approach will continue to garner growing market share and drive strong results throughout the remainder of 2008. Although we continue to earn industry-leading market share, the sector is not growing as rapidly as earlier anticipated and consumers appear to be more cost-conscious than ever; therefore, we will be lowering our full year revenue growth expectations.

Revenue in our outdoor/fitness segment grew rapidly when compared to the year ago quarter due to the strength of our product introductions in the quarter including the Colorado™ series, the Forerunner® 405 and the Edge® 705. We look forward to increased sales generated by our recently announced title sponsorship of Team Garmin/Chipotle which just completed the Tour de France, as well as our new Oregon™ series which provides rugged and durable touch screen products to the outdoor market. We still see considerable growth opportunities for this segment during the second half of 2008 and are raising revenue growth estimates accordingly.

Our aviation segment continued to drive growth in the business during the quarter, as positive response to our G1000® cockpit continued. We were pleased to announce our relationship with Cirrus Design Corp. in the second quarter and look forward to the substantial growth this offers to our aviation segment. This cockpit win is especially important as we are starting to see lower aircraft production levels and weaker demand for our aftermarket and portable products. While we believe our aviation segment will continue to grow in the second half of 2008, we will be reducing the full year revenue guidance due to the macroeconomic conditions facing this segment, specifically high fuel prices.

Garmin’s delivery of revolutionary new marine products and cartography had sheltered us from the general downturn that the marine industry had faced throughout 2007 and the first quarter of 2008 but the second quarter saw revenues decline in this segment as fuel prices and the economy kept boaters away from new purchases. We believe that our products are the best in the market today and look forward to building relationships with the OEMs in the marine segment. However, we now believe the marine segment will be flat year-over-year as we continue to face high fuel prices and soft consumer spending.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are pleased with our financial results for the second quarter given the economic conditions facing the consumer electronics segment,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 23% and 21% respectively. Excluding the impact of foreign exchange, EPS for the quarter grew 18%, from $1.00 to $1.18.

Gross margin for the overall business remained strong in the second quarter at 45.8%. The automotive/mobile segment gross margin continued to be sound at 39% as PND pricing declines moderated and we continued to get benefit from material cost reductions and improved operating efficiencies. Gross margin for the other three segments remained solid when compared with the year-ago quarter with aviation and outdoor/fitness increasing as we took advantage of the strength of the product offerings delivered to the market over the past year.

Operating margin grew 20 basis points sequentially but did show a decline of 630 basis points from the year-ago quarter.   The sequential operating margin expansion occurred within the outdoor/fitness and aviation segments as we continued to roll out new products.  Our auto/mobile operating margin performance reflects the price declines in PND offset by favorable cost reductions during the quarter.  During the second half of 2008, we anticipate that PND margins will fall further but not as significantly as earlier anticipated due to the better than expected pricing environment.

We also generated $34 million of free cash flow in the second quarter of 2008, resulting in a cash and marketable securities balance of just over $1.0 billion at the end of the quarter.”

Fiscal 2008 Outlook

While we remain optimistic about the future success of our business based on growing demand for navigational products and our leadership position in the industry, we recognize that macroeconomic conditions and high fuel prices have had an impact on our growth. With this in mind, we are updating our guidance as follows:

•	We anticipate overall revenue to be $3.9 billion in 2008, and earnings per share of $4.13 (excluding FX) including the $0.27 related to the tender of our Tele Atlas N.V. shares.
•
We anticipate segment revenue growth rates for our automotive/mobile, outdoor/fitness, and aviation segments to be 25%, 30%, and 15%, respectively. We remain optimistic regarding our long-term growth opportunities in the marine segment but due to the macroeconomic conditions and high fuel prices are now forecasting revenues to be flat in 2008.

•	We anticipate operating margins to be approximately 25% for the full year 2008.
•	Our effective tax rate should remain approximately 19%.

Nüvifone Update

The nüvifone will not be available in fourth quarter as previously announced. While we had hoped to have carrier launches in the fourth quarter, we have found that meeting some of the carrier specific requirements will take longer than anticipated. We remain pleased with carrier interest in the device and are working toward making necessary design changes to meet their requirements. We anticipate launching the product during the first half of 2009.

Dividend and Share Repurchase Program

As previously announced on June 6, 2008, the Garmin Board of Directors approved an annual cash dividend of $0.75 per share. The dividend is payable to shareholders of record on December 1, 2008, and will be paid on December 15, 2008.

During the second quarter, the Company was able to repurchase 5.2 million shares. The shares represented 3.6 million to complete the 5.0 million share repurchase program authorized by the board of directors in February 2008. In addition, the Company repurchased 1.6 million shares during the quarter under a Rule 10b5-1 plan based on the June 2008 board of directors’ authorization to repurchase 10.0 million shares. Subsequent to the close of the quarter, the Company repurchased the remaining 3.4 million shares under a Rule 10b5-1 plan. This leaves an additional 5.0 million shares to be repurchased as market and business conditions warrant.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.
The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net Income (GAAP)	$256,092	$214,377	$403,871	$354,237
Foreign currency (gain) / loss, net of tax effects (1)	($909)	$5,289	$2,330	($6,187)
Net income, excluding FX	$255,183	$219,666	$406,201	$348,050

Net income per share (GAAP):
Basic	$1.20	$0.99	$1.88	$1.64
Diluted	$1.19	$0.98	$1.86	$1.62

Net income per share, excluding FX:
Basic	$1.19	$1.02	$1.89	$1.61
Diluted	$1.18	$1.00	$1.87	$1.59

Weighted average common shares outstanding:
Basic	213,756	216,380	215,130	216,298
Diluted	215,572	219,078	217,274	218,925

(1) Excludes the FX related to the tender of our Tele Atlas N.V. shares

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		26-Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$87,716	$253,469	$280,181	$422,139
Less: purchases of property and equipment	($53,227)	($99,621)	($79,917)	($112,020)
Free Cash Flow	$34,489	$153,848	$200,264	$310,119

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, July 30, 2008 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How: Simply log on to the web at the address above or call to listen in at
800-891-6383.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 52745456. An archive of the live webcast will be available until August 29, 2008 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2008, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2008 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2007 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin, nüvi, Edge and Forerunner are registered trademarks, and nüvifone, Oregon and Colorado are trademarks of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share information)

	June 28,	December 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$624,482	$707,689
Marketable securities	36,335	37,551
Accounts receivable, net	679,789	952,513
Inventories, net	656,018	505,467
Deferred income taxes	93,235	107,376
Prepaid expenses and other current assets	27,712	22,179

Total current assets	2,117,571	2,332,775

Property and equipment, net	449,727	374,147

Marketable securities	348,997	386,954
Restricted cash	1,550	1,554
Licensing agreements, net	3,863	14,672
Other intangible assets, net	210,323	181,358

Total assets	$3,132,031	$3,291,460

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$179,212	$341,053
Salaries and benefits payable	35,081	31,696
Accrued warranty costs	83,918	71,636
Other accrued expenses	166,655	280,603
Income taxes payable	51,104	76,895
Dividend payable	157,498	-

Total current liabilities	673,468	801,883

Deferred income taxes	11,748	11,935
Non-current taxes	136,137	126,593
Other liabilities	1,025	435

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 210,648,000 as of
June 28, 2008 and 216,980,000 as of
December 29, 2007	1,054	1,086
Additional paid-in capital	0	132,264
Retained earnings	2,258,730	2,171,134
Accumulated other comprehensive income	49,869	46,130

Total stockholders' equity	2,309,653	2,350,614
Total liabilities and stockholders' equity	$3,132,031	$3,291,460

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$911,671	$742,466	$1,575,476	$1,234,625

Cost of goods sold	494,543	367,799	838,233	622,206

Gross profit	417,128	374,667	737,243	612,419

Selling, general and administrative expense	125,028	95,373	222,853	161,297
Research and development expense	53,597	37,727	103,154	71,230
	178,625	133,100	326,007	232,527

Operating income	238,503	241,567	411,236	379,892

Other income (expense):
Interest income	9,656	10,841	18,060	20,199
Interest expense	145	(23)	67	(55)
Foreign currency	21,561	(6,086)	17,562	7,119
Other	46,298	338	51,681	389
	77,660	5,070	87,370	27,652

Income before income taxes	316,163	246,637	498,606	407,544

Income tax provision	60,071	32,260	94,735	53,307

Net income	$256,092	$214,377	$403,871	$354,237

Net income per share:
Basic	$1.20	$0.99	$1.88	$1.64
Diluted	$1.19	$0.98	$1.86	$1.62

Weighted average common
shares outstanding:
Basic	213,756	216,380	215,130	216,298
Diluted	215,572	219,078	217,274	218,925

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	June 28,	June 30,
	2008	2007
Operating Activities:
Net income	$403,871	$354,237
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	18,690	13,479
Amortization	8,430	15,856
Loss (gain) on sale of property and equipment	(208)	18
Provision for doubtful accounts	3,977	1,808
Deferred income taxes	17,342	(725)
Foreign currency transaction gains/losses	25,428	(10,358)
Provision for obsolete and slow moving inventories	28,326	17,309
Stock compensation expense	18,253	7,196
Realized gains on marketable securities	(72,445)	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	307,580	(88,405)
Inventories	(141,180)	(33,406)
Other current assets	8,110	9,059
Accounts payable	(213,507)	63,472
Other current and non-current liabilities	(102,909)	101,826
Income taxes payable	(25,341)	(6,937)
Purchase of licenses	(4,236)	(22,290)
Net cash provided by operating activities	280,181	422,139

Investing activities:
Purchases of property and equipment	(79,917)	(112,020)
Proceeds from sale of property and equipment	8	-
Purchase of intangible assets	(997)	(1,881)
Purchase of marketable securities	(344,119)	(378,909)
Redemption of marketable securities	390,179	455,598
Change in restricted cash	14	(33)
Acquisitions, net of cash acquired	(34,768)	(68,902)
Net cash used in investing activities	(69,600)	(106,147)

Financing activities:
Proceeds from issuance of common stock	7,194	7,534
Stock repurchase	(318,471)	-
Payments on long term debt	-	(248)
Tax benefit related to stock option exercise	1,965	7,360
Net cash provided by/(used in) financing activities	(309,312)	14,646

Effect of exchange rate changes on cash and cash equivalents	15,524	(288)

Net increase/(decrease) in cash and cash equivalents	(83,207)	330,350
Cash and cash equivalents at beginning of period	707,689	337,321
Cash and cash equivalents at end of period	$624,482	$667,671

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
13-Weeks Ended June 28, 2008

Net sales	$119,147	$71,178	$631,883	$89,463	$911,671
Gross profit	$67,908	$40,120	$243,720	$65,380	$417,128
Operating income	$45,445	$24,068	$129,190	$39,800	$238,503

13-Weeks Ended June 30, 2007

Net sales	$77,163	$79,771	$507,895	$77,637	$742,466
Gross profit	$43,648	$46,381	$233,520	$51,118	$374,667
Operating income	$28,600	$33,115	$149,067	$30,785	$241,567

26-Weeks Ended June 28, 2008

Net sales	$189,641	$127,185	$1,083,742	$174,908	$1,575,476
Gross profit	$105,347	$72,583	$439,614	$119,699	$737,243
Operating income	$64,756	$41,904	$236,831	$67,745	$411,236

26-Weeks Ended June 30, 2007

Net sales	$137,690	$122,775	$824,520	$149,640	$1,234,625
Gross profit	$77,063	$67,534	$370,251	$97,571	$612,419
Operating income	$49,809	$44,410	$228,591	$57,082	$379,892